UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K
_____________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2016

SUPPORT.COM, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	000-30901	94-3282005
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Chesapeake Drive
Second Floor
Redwood City, CA 94063
(Address of Principal Executive Offices / Zip Code)

(650) 556-9440
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Support.com, Inc. (the “Company”) entered into a Separation Agreement and General Release with Elizabeth M. Cholawsky, dated October 31, 2016 (the “Separation Agreement”), in connection with Ms. Cholawsky’s previously announced resignation from the Company on October 28, 2016, under which the Company will pay Ms. Cholawsky a lump sum severance payment in the amount of $370,000, less applicable withholdings. Ms. Cholawsky will also continue on the Company’s group health plan for a period of up to 12 months. The Separation Agreement also provides that unvested options to acquire 202,778 shares of the Company’s common stock held by Ms. Cholawsky became immediately exercisable effective upon Ms. Cholawsky’s resignation, and that unvested options to acquire 421,875 shares of the Company’s common stock, which are subject to time vesting and performance criteria pertaining to the trading price of the Company’s common stock (the “Performance Criteria”), shall only remain subject to satisfaction of the Performance Criteria. The options will remain outstanding, to the extent not exercised, for 90 days from Ms. Cholawsky’s resignation, after which time they expire. In addition, 109,376 restricted stock units held by Ms. Cholawsky immediately vested.

Pursuant to the Separation Agreement, Ms. Cholawsky provided the Company with a general release of any and all claims relating to her employment and/or the termination thereof.

In accordance with the requirements of the Age Discrimination in Employment Act of 1967, as amended, Ms. Cholawsky may revoke the Separation Agreement at any time prior to November 7, 2016.

The foregoing description of the Separation Agreement is qualified in its entirety by reference thereto, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Separation Agreement and General Release, dated October 31, 2016, by and between Support.com, Inc. and Elizabeth M. Cholawsky.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPPORT.COM, INC.
(Registrant)

Date: November 1, 2016	By:	/s/ Michelle Johnson
Michelle Johnson
VP, General Counsel & Secretary

Exhibit Index

Exhibit Number	Description

10.1	Separation Agreement and General Release, dated October 31, 2016, by and between Support.com, Inc. and Elizabeth M. Cholawsky.